Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

REGISTRATION STATEMENT

(Form Type)

OXUS ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee (2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	New Borealis Common Shares (3) (4)(5)	Rule 457(c) and 457(f)(1)	21,561,968		$10.87	(6)	$234,378,592		0.0001102		$25,829
	Equity	New Borealis Common Shares issuable upon exercise of New Borealis Warrants (7)(10)	Rule 457(c), 457(f)(1)	26,550,000		$11.57	(8)	$307,183,500		0.0001102		$33,851
	Equity	New Borealis Warrants (9)(5)	Rule 457(g)		(9)		(9)		(9)		(9)		(9)
	Total Offering Amounts							$541,562,092				$59,680
	Total Fees Previously Paid											—
	Total Fee Offsets											—
	Net Fee Due											$59,680

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $110.20 per $1.0 million of the proposed maximum aggregate offering price.

(3)	Represents the estimated maximum number of the issued and outstanding New Oxus Common Shares immediately after New Oxus Amalgamation that will survive and continue as New Borealis Common Shares, hereunder upon completion of the business combination described in the accompanying proxy statement/prospectus (the “Business Combination”) and is based on up to 21,561,968 New Borealis Common Shares to be issued in connection with the consummation of the Business Combination, ultimately, after a series of transactions, in exchange for: (i) 3,749,468 Class A ordinary shares, par value $0.0001 per share, of Oxus Acquisition Corp. (“Oxus” and such shares, the “Oxus Class A Ordinary Shares”), and 2,812,500 Class B ordinary shares, par value $0.0001 per share, of Oxus (the “Oxus Class B Ordinary Shares”) and (ii) up to 18,000,000 New Borealis Common Shares to be issued to existing securityholders of Borealis in connection with the consummation of the Business Combination, including 3,000,000 New Borealis Common Shares to be issued to the holders of New Investor Convertible Notes. Capitalized terms not defined herein have the meanings assigned to such terms in the accompanying prospectus.

(4)	In connection with the Business Combination, (a) Oxus will domesticate and continue as a corporation under the laws of the Province of Ontario, Canada, (b) Newco and Borealis will amalgamate (the “Borealis Amalgamation” and the amalgamated corporation resulting therefrom, “Amalco”), with Amalco surviving the Borealis Amalgamation as a wholly-owned subsidiary of New Oxus; and (c) immediately following the Borealis Amalgamation, New Oxus and Amalco will amalgamate (the “New Oxus Amalgamation,” and together with the Borealis Amalgamation, the “Amalgamations,” and the corporation resulting therefrom, “New Borealis,” as a corporation under the laws of the Province of Ontario, Canada), with New Borealis surviving the New Oxus Amalgamation. Pursuant to the New Oxus Amalgamation, among other things: (i) each issued and outstanding Amalco Share immediately prior to such amalgamation will be cancelled without any repayment of capital in respect thereof; (ii) no securities will be issued and no assets will be distributed by New Borealis as a result of such amalgamation; (iii) the issued and outstanding New Borealis Common Shares immediately prior to such amalgamation will survive and continue, without amendment; (iv) the stated capital of New Borealis Common Shares will be equal to the stated capital of the New Oxus Common Shares immediately before the New Oxus Amalgamation and (v) the New Investor Convertible Notes will be converted into New Borealis Common Shares pursuant to the terms of the applicable New Investor Note Purchase Agreement.

(5)	Oxus’ Class A Ordinary Shares, Oxus Public Warrants (as defined below) and Oxus’s units sold in the Oxus IPO (as defined below) are currently listed on the NASDAQ Capital Market (“NASDAQ”) under the symbols “OXUS,” “OXUSW” and “OXUSU,” respectively. New Borealis intends to apply to list the New Borealis Common Shares and the New Borealis Warrants on the NASDAQ under the symbols “BRLS” and “BRLSW,” respectively, in connection with the closing. Upon the closing, and as a result of the Business Combination, the Class A Shares, units and warrants of Oxus will no longer be traded.

(6)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Oxus Class A Ordinary Shares reported on NASDAQ on August 7, 2023 ($10.87 per Oxus Class A Ordinary Share). This calculation is in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act.

(7)	Represents New Borealis Common Shares issuable upon the exercise of New Borealis Warrants.

(8)	Represents the sum of (x) the average of the high and low prices of Oxus Public Warrants reported on NASDAQ on August 7, 2023 ($0.07 per Oxus Public Warrant) and (y) the exercise price of the New Borealis Warrants (as defined below) of $11.50.

(9)	Represents the estimated maximum number of warrants to purchase New Borealis Common Shares (the “New Borealis Warrants”) to be issued hereunder upon completion of the Business Combination and is based on (i) 15,000,000 warrants of Oxus (“Oxus Public Warrants”) sold to the public in Oxus’ initial public offering (the “Oxus IPO”), (ii) 8,400,000 Oxus Warrants (as defined below) issued to Oxus Capital Pte. Ltd, a Singapore limited liability company (“Oxus Sponsor”) and Underwriters in connection with the Oxus IPO. No separate registration fee required pursuant to Rule 457(i) under the Securities Act.